EXHIBIT 10.1

BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT (the “LOI”), is entered into by and,

BETWEEN:	LED POWER GROUP, INC., a Nevada corporation having an office at 1694 Falmouth Road, Suite 150, Centerville Massachusetts, U.S.A. 02632-2933

(“COMPANY”)

AND:	NYXIO TECHNOLOGIES CORPORATION, an Oregon corporation having an office at 2156 NE Broadway St, Portland, OR 97232

(“NYXIO”)

BACKGROUND AND PURPOSE

The Company is a publicly traded company with the ticker symbol “LPWR” on the United States over-the-counter (OTC) bulletin board securities market.

The Company wishes to acquire Nyxio through a reverse acquisition and believes Nyxio to have a valuable intellectual property rights related to hardware and software, including integrated flat screen television and full PC, VioSphere, LCD and LED televisions, games and other accessories (“Intellectual Property Rights”).

The Company and the stockholders of Nyxio wish to enter into a reverse acquisition transaction whereby the Company would acquire all of the issued and outstanding capital stock of Nyxio in exchange for the issuance to the stockholders of Nyxio of approximately 22,500,000 shares of common stock of the Company.

The parties wish to enter into this Binding Letter of Intent which states that, upon completion of the conditions as set forth herein and in a formal, definitive agreement, the Company will acquire Nyxio.

AGREEMENT

NOW, THEREFORE,  in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective only upon the date the Company makes a payment of $25,000 to Nyxio.

2.
The Company and Nyxio agree that they will enter into a definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-8 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”).

3.
Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding capital stock of Nyxio in exchange for the issuance to the stockholders of Nyxio of: (i) 22,500,000 shares of common stock of the Company, and (ii) a warrant (the “Warrant”) to purchase 37,500,000 shares of common stock of the Company at $0.01 per share (the “Exchange”). The Warrant is exercisable with respect to 9,375,000 shares for every $1,000,000 in realized revenue reported on the Company’s audited consolidated financial statements as prepared pursuant to the Exchange Act for a 24 month period from Closing, up to an aggregate maximum of 37,500,000 shares. Upon Closing, Nyxio shall become a wholly-owned subsidiary of the Company.

4.
The closing of the Exchange (the “Closing”) shall occur on or before thirty (30) days from the execution of this LOI. Immediately prior to Closing, the Company will have approximately 15,000,000 shares issued and outstanding. Immediately after Closing, the Company will have no more than 37,500,000 shares issued and outstanding and no more than 37,500,000 warrants outstanding. Any additional share issuances will require the approval of Nyxio’s board of directors. Within seventy-one (71) days of Closing, the Company shall file audited financial statements of Nyxio as required to be filed by the Company in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.	After Closing, John J. Lennon will remain a director of the Company for at least six months unless he earlier tenders his resignation.

6.	Giorgio Johnson will be the President of the Company immediately after Closing.

7.
Upon Closing, the Company commits to providing at least $50,000 per month in funding the development and exploitation of the Intellectual Property Rights, and any additional funding required to maintain the Company’s public reporting requirements under the Exchange Act.

8.	Within 12 months of Closing, the Company will on a best efforts basis conduct a financing of at least $1,000,000.

9.
Immediately upon execution of this LOI, the Company will change its name to “Nyxio Technologies, Inc.” or a mutually agreed upon name, and Nyxio hereby grants to the Company the right to use the name “Nyxio” or any variation thereof.  Nyxio further agrees to assist the Company with executing or filing any additional documentation required by the Company to the use of such name.

10.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions.

11.
In consideration of the time and effort the Company will incur to pursue this transaction, Nyxio agrees that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this LOI) until the Closing, neither Nyxio nor its stockholders nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase Nyxio or any of its assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Nyxio to any such persons. If Nyxio, its stockholders or its representatives receive any inquiry or proposal offering to purchase Nyxio or any part of its assets or equity, Nyxio will promptly notify the Company.

12.	Neither Nyxio nor its principals shall be responsible for any of the costs and expenses incurred in connection with this LOI and the Agreement and the transactions contemplated hereby and thereby.

13.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior knowledge of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, the Company may issue press releases in the ordinary course of business.

14.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Nyxio and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act.

15.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

16.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

17.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

18.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

19.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE May 26, 2011

LED POWER GROUP, INC.

(Authorized Signatory)

NYXIO TECHNOLOGIES CORPORATION.

(Authorized Signatory)